Exhibit (H)(6)

FUND SERVICES AGREEMENT

This Fund Services Agreement (“Agreement”) is entered into and made effective as of this 18 day of January, 2018, among U.S. Bancorp Asset Management, Inc. (“USBAM”), a Delaware corporation, U.S. Bancorp Fund Services, LLC (“USBFS”), a Wisconsin limited liability company, and Thompson Investment Management, Inc. (“Service Provider”), a Delaware corporation.

WHEREAS, First American Funds, Inc. (the “Fund Company”), is an open-end management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”), and currently issues for public sale shares of common stock, including Class A shares (“Shares”) of First American Retail Prime Obligations Fund (“Fund”); and

WHEREAS, USBAM serves as investment adviser and administrator of the Fund and USBFS serves as sub-administrator and transfer agent of the Fund; and

WHEREAS, Service Provider serves as the investment adviser to Thompson IM Funds, Inc. (the “Other Fund Company”) and Service Provider desires to make Shares of the Fund available to shareholders of the Other Fund Company (“Client-Shareholders”) for purposes of providing a money market fund investment option to Client-Shareholders, where, through such investment in the Fund, the Client-Shareholders will effectively become direct shareholders of the Fund (“Fund Shareholders”), on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

1.	Services

In association with the investment by Client-Shareholders in Shares of the Fund, Service Provider agrees to provide the following services for all Client-Shareholder accounts (each an “Account” and, collectively, the “Accounts”):

(a)	Make Shares available to Client-Shareholders for purchase.

(b)	To the extent Service Provider is permitted to do so under applicable statutes, rules and regulations, disclose, in a general manner, the availability of the Shares for purchase by Client-Shareholders within the prospectus(es) of the Other Fund Company and on the Other Fund Company’s website and in a manner agreed upon by USBAM and USBFS, and make available to Client-Shareholders on the Other Fund Company’s website a current version of the Fund Company prospectus.
(c)	Coordinate the review of such disclosure in the prospectus(es) of the Other Fund Company, on the Other Fund Company’s website, or in printed information issued by the Other Fund Company with USBAM and USBFS in a manner that ensures sufficient and timely review prior to any regulatory or other deadlines.
(d)	Provide such other services as Fund Company, USBAM or USBFS may reasonably request to the extent Service Provider is permitted to do so under applicable statutes, rules and regulations.

2.	Fees and Expenses

The parties agree that no fees shall be paid under this Agreement. The Service Provider shall bear all costs and out-of-pocket expenses associated with establishing the Fund, and share class thereof, not already established on the transfer agency recordkeeping system, as outlined in the Other Fund Company’s transfer agency agreement or as determined by USBFS.

3.	Indemnification

Service Provider agrees to and does release, indemnify and hold USBAM and USBFS harmless from and against any and all direct or indirect liabilities or losses resulting from requests, directions, actions or inactions of or by Service Provider or its officers, employees or agents regarding Service Provider’s responsibilities hereunder.

4.	Confidentiality

USBAM, USBFS and Service Provider agree to preserve the confidentiality of any and all materials and information furnished by any party in connection with this Agreement. The provisions of this Section shall not apply to any information that is: (a) independently developed by the receiving party, provided the receiving party can satisfactorily demonstrate such independent development with appropriate documentation; (b) known to the receiving party prior to disclosure by the disclosing party; (c) lawfully disclosed to the receiving party by a third party not under a separate duty of confidentiality with respect thereto to the disclosing party; or (d) otherwise publicly available through no fault or breach by the receiving party.

5.	Representations

(a)	Service Provider represents and warrants that neither the Service Provider, the Other Fund Company, or any of their affiliates, will modify or otherwise use the registered trademarks, service marks, logos, names or any other proprietary designations of the Funds and/or affiliates (collectively, “Fund Marks”) in any administrative, advertising or promotional materials without USBAM’s prior written consent, which will not be unreasonably withheld. USBAM and USBFS shall work together with the Service Provider to develop mutually agreeable standards and procedures for the review of materials bearing Fund Marks to facilitate the efficient creation and use of such administrative, advertising or promotional materials.
(b)	Service Provider shall not make any representations concerning Shares of the Funds except those contained in (a) the Funds’ then-current prospectus(es), which includes the statement(s) of additional information, any supplements, and amendments thereto (each, a “Prospectus”), (b) printed information issued by a Fund, USBAM, or USBFS as information supplemental to a Prospectus, or (c) the Other Fund Company’s then-current prospectus(es), which includes the statement(s) of additional information, any supplements, and amendments thereto, or any printed information issued by the Other Fund Company as information supplemental to such a prospectus, in each case as reviewed in advance by USBFS and USBAM. USBFS shall, upon request, supply Service Provider with reasonable quantities of Fund Prospectuses. Service Provider agrees not to use other advertising or sales material relating to the Funds unless approved by USBAM in advance of such use. No party (i.e., Service Provider with respect to either USBAM or USBFS, and USBAM or USBFS with respect to Service Provider) shall use the name of the other party in any manner without the other party’s written consent, except as provided by this Agreement or required by any applicable federal or state law, rule or regulation, and except pursuant to any mutually agreed upon promotional programs.

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6.	Reports

Service Provider will furnish USBAM and USBFS with such information as may be reasonably requested (including, without limitation, periodic certifications confirming the provision to Client-Shareholders of the services described herein), and will otherwise cooperate with USBAM and USBFS in connection with the preparation of reports to the Fund Company’s board of directors concerning this Agreement, as well as any other reports or filings that may be required by law.

7.	Governing Law

This Agreement shall be construed in accordance with the laws of the State of Wisconsin, without regard to conflicts of law principles. To the extent that the applicable laws of the State of Wisconsin, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control.

8.	Notices

Except as otherwise specifically provided in this Agreement, any notice required or permitted to be given by any party to the other parties shall be in writing and shall be deemed to have been given on the date delivered personally or on the next business day after it is sent if sent via overnight delivery by an overnight mail service, or on the third business day after being sent by registered or certified mail through the U.S. Postal Service to the other party’s or parties’ address set forth below:

Notice to USBAM shall be sent to:

U.S. Bancorp Asset Management, Inc.

Attn: Chief Counsel

800 Nicollet Mall

Minneapolis, MN 55402-7020

Notice to USBFS shall be sent to:

U.S. Bancorp Fund Services, LLC

Attn: First American Funds Relationship Manager

615 East Michigan Street

Milwaukee, WI 53202

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Notice to Service Provider shall be sent to:

Thompson Investment Management, Inc.

Attn: Fund Accounting and Administration

918 Deming Way, 3rd Floor

Madison, WI 53717

9.	Miscellaneous

(a)	This Agreement is terminable with respect to the Shares of any Fund, without penalty, at any time by USBAM or USBFS, or by Service Provider upon written notice to USBAM and USBFS.
(b)	Though this Agreement may be terminated under (a) above, the Client-Shareholders who are Fund Shareholders shall remain Fund Shareholders until such time as they notify the Fund’s transfer agent to liquidate or redeem their Shares in the Funds. The practical effect of a termination of the Agreement under (a) above is that the prospectus for the Other Fund Company and the Other Fund Company’s website shall no longer represent that Shares of the Funds are available for purchase by their Client-Shareholders and Shares of the Funds will no longer be made available to Client-Shareholders by Service Provider.
(c)	This Agreement may not be amended or “assigned,” as that term is defined in the 1940 Act, by any party without each party’s prior written consent, which consent shall not be unreasonably withheld.
(d)	This Agreement, together with the exhibits hereto, contains a complete statement of the parties with respect to its subject matter and supersedes all existing agreements between them concerning the subject, including, without limitation, (1) that certain servicing agreement, dated on or around June 1995, between Portico Funds, Inc. and Thompson, Plumb & Associates, Inc., and (2) that certain Amended and Restated Service Agreement, dated March 31, 2008, between U.S. Bancorp Fund Services, LLC and Thompson Investment Management, Inc., to the extent that such existing agreements have not already terminated automatically.
(e)	Nothing in this Agreement shall be deemed or construed to make Service Provider an employee, agent, representative or partner of any of the Funds, USBAM or USBFS, and Service Provider is not authorized to act for USBAM, USBFS or any Fund or to make any representations on behalf of USBAM, USBFS or any Fund.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by a duly authorized officer on one or more counterparts as of the date first above written.

U.S. BANCORP ASSET MANAGEMENT, INC.		THOMPSON INVESTMENT MANAGEMENT, INC.

By:	/s/ Jill Stevenson	By:	/s/ Jason L. Stephens
	Jill Stevenson		Jason L. Stephens
	Head of Operations & Mutual		Chief Executive Officer
Funds Treasurer

U.S. BANCORP FUND SERVICES, LLC

By:	/s/ Anita M. Zagrodnik
Anita M. Zagrodnik
Senior VP

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